Issuer Free Writing Prospectus dated June 13, 2024 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated June 13, 2024 and the Prospectus dated

December 7, 2022 Registration No. 333-268704

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”)
5.350% Senior Notes due 2027 (the “2027 Notes”)
5.600% Senior Notes due 2031 (the “2031 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	June 13, 2024

Settlement Date:	June 18, 2024 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	BofA Securities, Inc.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC

Co-Managers:	Academy Securities, Inc.
Banco Bradesco BBI S.A.
Loop Capital Markets LLC
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
Samuel A. Ramirez & Company, Inc.

Terms Applicable to
Floating Rate Senior Notes due 2027

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	July 15, 2027

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from June 18, 2024

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes” in the preliminary prospectus supplement dated June 13, 2024)

Spread to Compounded SOFR:	+105 bps

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2024

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on October 10, 2024, plus 105 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Computershare Trust Company, N.A.

CUSIP / ISIN:	37045X EW2 / US37045XEW20

Terms Applicable to
5.350% Senior Notes due 2027

Aggregate Principal Amount:	$1,100,000,000

Final Maturity Date:	July 15, 2027

Public Offering Price:	99.986%, plus accrued and unpaid interest, if any, from June 18, 2024

Benchmark Treasury:	4.500% due May 15, 2027

Benchmark Treasury Price and Yield:	100-04; 4.453%

Spread to Benchmark Treasury:	+90 bps

Yield to Maturity:	5.353%

Coupon:	5.350%

Interest Payment Dates:	January 15 and July 15 of each year, commencing on January 15, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the stated maturity date, make-whole call at T+15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EX0 / US37045XEX03

Terms Applicable to
5.600% Senior Notes due 2031

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	June 18, 2031

Public Offering Price:	99.857%, plus accrued and unpaid interest, if any, from June 18, 2024

Benchmark Treasury:	4.625% due May 31, 2031

Benchmark Treasury Price and Yield:	102-12+; 4.225%

Spread to Benchmark Treasury:	+140 bps

Yield to Maturity:	5.625%

Coupon:	5.600%

Interest Payment Dates:	June 18 and December 18 of each year, commencing on December 18, 2024

Day Count Convention:	30 / 360

Optional Redemption:	Par call on April 18, 2031 (the date that is two months prior to the stated maturity date). Prior to the par call date, make-whole at T+25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EY8 / US37045XEY85

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Mizuho Securities USA LLC at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-866-718-1649, Scotia Capital (USA) Inc. at 1-800-372-3930 and SG Americas Securities, LLC at 1-855-881-2108.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.